Exhibit 3.103

ARTICLES OF ORGANIZATION

OF

ADS PRIORITY TRANSPORT, LTD.

The undersigned, desiring to form a limited liability company under the Limited Liability Laws of Ohio, certifies:

ARTICLE I

NAME

The name of the Company shall be ADS Priority Transport, Ltd.

ARTICLE II

DURATION

The period of duration of the Company shall be perpetual.

ARTICLE III

MAILING ADDRESS

The address to which interested persons may direct requests for copies of any Operating Agreement or any Bylaws of the Company is 400 Cherokee Drive, Suite 110, Dayton, Ohio 45427.

ARTICLE IV

PURPOSE

To engage in any lawful act, activity or business not contrary to and for which a limited liability company may be formed under the laws of the State of Ohio, and to have and exercise all powers, rights and privileges conferred by the laws of Ohio on limited liability companies, including, but not limited to, buying, leasing or otherwise acquiring and holding, using or otherwise enjoying and selling, leasing or otherwise disposing of any interest in property, real or personal, of whatever nature and wheresoever situated, and buying and selling stocks, bonds or other securities of any issuer.

THE UNDERSIGNED, being the sole Member of the Company hereby formed, have hereunto set his signature this 13th day of March, 2000.

/s/ Thomas L. Hausfeld
Auto Disposal Systems, Inc.
By Thomas L. Hausfeld, Vice President

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